Exhibit 10(ii)

AMENDMENT TO PURCHASE AND SALE AGREEMENT

Reference is made to an instrument entitled “Agreement of Purchase and Sale”, dated February 22, 2006, by and between Global Mineral Solutions, L.P., as “Seller”, and Providence Exploration, LLC, as “Buyer”, including the side letter thereto dated February 22, 2006 (herein sometimes called the “Agreement”).

For sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto agree to amend the Agreement as follows:

1. The provisions of Article XIII, Paragraph 13.1, as found in the middle paragraph of page 29 of the Agreement, which state as follows:

“Consequently, if Buyer shall fail to commence at least one well to the Strawn Carbonate formation at 13,500 feet or an Ellenberger Well within eighteen (18) months following the Closing, Buyer agrees that Seller may, at its option, require Buyer to re-assign and convey the Assets to Seller, except for wells and infrastructure actually drilled and constructed and those being drilled at such time by Buyer and the leasehold interests under the leases for the portion of the lands which have been allocated to such wells drilled by Buyer, are hereby deleted and removed from the terms and provisions of Article XIII, Paragraph 13.1 of the Agreement, it being the intent of the parties hereto to eliminate Seller’s option to require Buyer to re-assign and convey the Assets if Buyer fails or failed to commence a well within eighteen (18) months from the closing date of the Agreement.”

shall be deemed deleted and of no further force or effect.

2. Seller and Buyer re-affirm the provisions of the last sentence of Section 13.1 of the Agreement and confirm that the obligation to execute and record the documentation described therein shall be deemed covenants running with the land and shall continue to apply following (a) any modification, extension or renewal of the Leases, or (b) any new leases acquired by Buyer, its affiliates, successors or assigns within two (2) years following the termination of the Leases.

3. The obligations of Seller under the side letter relating to maintenance of the Letter of Credit and responsibility for payment of the $998,920 payment described in the Carson Lease shall be deemed deleted and of no further force or effect.

Except as otherwise amended herein, the parties hereto agree that all of the remaining terms and provisions of the Agreement remain in force and effect.

Exhibit 10(ii)

This Amendment shall be binding upon and shall inure to the benefit of Global Mineral Solutions, L.P., as “Seller”, and Providence Exploration, LLC, as “Buyer”, and their respective successors and assigns.

Executed to be effective on the 24th day of August, 2007.

Buyer:
Providence Exploration, LLC.

By: /s/ Gilbert Burciaga

Seller:
Global Mineral Solutions, LP

By: GeoSch, LLC,
General Partner

By: /s/ George W. Schultz, Jr.

Name: George W. Schultz, Jr.
Title: Member